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                                   EXHIBIT 21

                    SUBSIDIARIES OF LINDSAY MANUFACTURING CO.


                                                                       Ownership
                                                                      Percentage

Lindsay International Sales Corporation - Delaware                       100%

Lindsay Transportation, Inc. - Nebraska                                  100%

Lindsay Foreign Sales Corporation - Virgin Islands                       100%

Lindsay - Irrigation Pty., Ltd. - Australia (Inactive)                   100%

Lindsay DISC, Inc. - Delaware (Inactive)                                 100%

Lindsay Europe SA - France                                               100%

LMC Professional Supply, Inc. - Delaware (Inactive)                      100%